Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Comtech Telecommunications Corp.:

We consent to the incorporation by reference in the registration statements on Form S-8 (Nos. 333-143548, 333-125625, 333-51708 and 333-166754) of Comtech Telecommunications Corp. of our reports dated October 3, 2013, relating to the consolidated balance sheets of Comtech Telecommunications Corp. and subsidiaries as of July 31, 2013 and 2012, and the related consolidated statements of operations, stockholders’ equity and cash flows, for each of the years in the three-year period ended July 31, 2013, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of July 31, 2013, which reports appear in the July 31, 2013 Annual Report on Form 10-K of Comtech Telecommunications Corp.

Melville, New York
October 3, 2013